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EXHIBIT 99A.4

COMBINED STATEMENTS OF                  U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
                                                   Six Months Ended
                                                       June 30,
In millions                                          1997     1996
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
OPERATING ACTIVITIES
 Net income                                         $   671  $   652
 Adjustments to net income:
  Depreciation and amortization                       1,057    1,035
  Gains on sales of rural telephone exchanges           (47)     (49)
  Cumulative effect of change in accounting
   principle                                              -      (34)
  Deferred income taxes and amortization
   of investment tax credits                            (17)      (3)
 Changes in operating assets and liabilities:
  Restructuring payments                                (45)     (74)
  Postretirement medical and life costs,
   net of cash fundings                                   3      (30)
  Accounts receivable                                    17       57
  Inventories, supplies and other                       (58)     (35)
  Accounts payable and accrued liabilities              336      (62)
 Other - net                                             85      (28)
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Cash provided by operating activities                 2,002    1,429
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment        (841)  (1,266)
 Proceeds from sales of rural telephone exchanges        28      111
 Proceeds from (payments on) disposals of property,
   plant, and equipment                                   4       (7)
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Cash (used for) investing activities                   (809)  (1,162)
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FINANCING ACTIVITIES
 Proceeds from (repayments on) issuance of
   short-term debt                                     (662)     260
 Repayments of long-term debt                           (85)    (253)
 Dividends paid on common stock                        (475)    (467)
 Proceeds from issuance of common stock                  38       76
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Cash (used for) financing activities                 (1,184)    (384)
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CASH AND CASH EQUIVALENTS
 Increase (decrease)                                      9     (117)
 Beginning balance                                       80      172
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Ending balance                                      $    89  $    55
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